UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2018

Ciena Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36250	23-2725311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD		21076
(Address of Principal Executive Offices)		(Zip Code)

(410) 694-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Pursuant to a Credit Agreement, dated July 15, 2014, as amended (the “Credit Agreement”), by and among Ciena Corporation (“Ciena”), the lenders party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”), Ciena maintained an existing senior secured term loan with an outstanding aggregate principal amount as of September 28, 2018 of $394 million and maturing on January 30, 2022 (the “Existing Term Loan”).

On September 28, 2018 (the “Closing Date”), Ciena, as borrower, and Ciena Communications, Inc. and Ciena Government Solutions, Inc., as guarantors, entered into an Increase Joinder and Refinancing Amendment to Credit Agreement with the lenders party thereto and the Administrative Agent (the “Refinancing Agreement”), pursuant to which Ciena (i) consummated a permitted refinancing of the entire outstanding amount of the Existing Term Loan, and in accordance therewith, incurred new term loans in an aggregate principal amount of $394 million and (ii) also incurred incremental term loans in an aggregate principal amount of $306 million, resulting in a single tranche of senior secured term loans with an aggregate principal amount of $700 million and maturing on September 28, 2025 (the “Refinancing Term Loan”). On the Closing Date, Ciena received Refinancing Term Loan proceeds of approximately $300 million net of amounts used to refinance the Existing Term Loan, including accrued interest, and pay fees and expenses. The net proceeds of the Refinancing Term Loan will initially supplement cash on the balance sheet and are expected to provide additional liquidity to support the repayment, in part, of the outstanding principal amount owing under Ciena’s 3.75% senior convertible notes due October 15, 2018. The Refinancing Agreement amends the Credit Agreement and provides that the Refinancing Term Loan will, among other things:

•	mature on September 28, 2025;

•	amortize in equal quarterly installments in aggregate amounts equal to 0.25% of the principal amount of the Refinancing Term Loan as of September 28, 2018, with the balance payable at maturity;

•

be subject to mandatory prepayment provisions upon the occurrence of certain specified events substantially similar to the Existing Term Loan, including certain asset sales, debt issuances, and receipt of annual Excess Cash Flow (as defined in the Credit Agreement);

•

bear interest, at Ciena’s election, at a per annum rate equal to (a) LIBOR (subject to a floor of 0.00%) plus an applicable margin of 2.00%, or (b) a base rate (subject to a floor of 1.00%) plus an applicable margin of 1.00%; and

•

be repayable at any time at Ciena’s election, provided that repayment of the Refinancing Term Loan with proceeds of certain indebtedness prior to March 28, 2019 will require a prepayment premium of 1% of the aggregate principal amount of such prepayment.

Among other things, the Refinancing Agreement amends the Credit Agreement by (i) modifying the “accordion” feature to provide for incremental term loan facilities in an aggregate amount not to exceed the sum of (A) the greater of (1) $385 million and (2) an amount equal to consolidated EBITDA on a pro forma basis for the most recently ended four-quarter period (less the aggregate amount of certain other incremental indebtedness permitted to be incurred by Ciena) and (B) an amount (1) in the case of secured incremental term facilities that rank pari passu with or junior to the Refinancing Term Loan, such that the Total Secured Net Leverage Ratio would not be greater than 2.00 to 1.00 and (2) in the case of unsecured incremental term facilities, such that the Interest Coverage Ratio would not be less than 2.00 to 1.00, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the Credit Agreement, to provide such increased amounts and (ii) amending certain negative covenants. The Total Secured Net Leverage Ratio is defined in the Credit Agreement and reflects a ratio of consolidated net senior secured indebtedness to consolidated EBITDA. The Interest Coverage Ratio is also defined in the Credit Agreement and reflects a ratio of consolidated EBITDA to consolidated interest expense.

Except as amended by the Refinancing Agreement, the remaining terms of the Credit Agreement remain in full force and effect.

ITEM 2.03 - CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OR A REGISTRANT

The information set forth under “Item 1.01 - Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference.

ITEM 8.01 - OTHER EVENTS

On October 1, 2018, Ciena completed its acquisition of privately-held DonRiver Holdings, LLC, a global software and services company specializing in federated network and service inventory management solutions within the service provider Operational Support Systems (OSS) environment.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.1

Increase Joinder and Refinancing Amendment to Credit Agreement, dated September 28, 2018, by and among Ciena Corporation, Ciena Communications, Inc., Ciena Government Solutions, Inc., Bank of America, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: October 1, 2018	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary